Exhibit 99.1

Aspen Aerogels, Inc. Announces Changes to its Board of Directors

NORTHBOROUGH, Mass., Nov. 2, 2022 /PRNewswire/ -- Aspen Aerogels, Inc. (NYSE: ASPN) ("Aspen" or the "Company"), a technology leader in sustainability and electrification solutions, today announced the appointment of Katie Kool to its Board of Directors ("Board"). Kool was also appointed to the Audit Committee and the Nominating, Governance and Sustainability Committee of the Board. Kool most recently served as the Chief Executive Officer ("CEO") of Tide Cleaners, a wholly owned subsidiary of Procter & Gamble ("P&G"), until her retirement in June 2022. Under Kool's leadership as CEO, Tide Cleaners grew from 35 to 191 stores and was ranked 76th in Entrepreneur's Franchise 500 ranking, marking the third consecutive year in the top 100.

During her 27-year tenure at P&G, Kool served in a variety of executive leadership roles, including Chief Financial Officer ("CFO") of North America Fabric Care, the largest regional business unit at P&G, with over $8 billion in retail sales, and CFO of the Global P&G Professional business. In addition to her extensive business leadership experience, Kool was a key member of P&G's award-winning Investor Relations team, partnering with multiple CEOs and leading the communication for the strategy renewal that spanned two $10 billion productivity programs and a more focused portfolio of strategic brands. Additionally, Kool led numerous acquisitions, integrations, and business expansions, and navigated Tide Cleaners through the COVID crisis, growing industry share, opening new stores and overseeing expansion to new campuses.

Kool received her BA, summa cum laude, in Economics from Kalamazoo College and her MBA from Washington University in St. Louis.

Beyond her extensive executive leadership experience, Kool is a member of the board of directors of Digimarc Corporation, where she serves on the Audit, Compensation and Talent Management, and Governance, Nominating, and Sustainability Committees. She was also an active member of the GreenEarth Cleaning Advisory Board and serves as a board member and CFO for Sonje Ayiti, a non-profit organization focused on providing tools for native Haitians to help themselves escape from poverty via education, economic development, and health and wellness initiatives.

"Katie brings a history of proven success, decisive leadership, and business and financial acumen across multiple divisions of a Fortune 500 company, and that experience will greatly benefit Aspen Aerogels and our Board of Directors," said Donald R. Young, President and Chief Executive Officer. "Our Board is structured to provide robust oversight and stewardship, and we hold ourselves to best-in-class corporate governance practices. As Aspen Aerogels continues to evolve, we will remain focused on incorporating additional value-add characteristics into our leadership pipeline, including diverse representation and deep industry experience across our executive management team and Board of Directors. I, along with the rest of the members of our Board, welcome Katie and are excited about the addition of her compatible skillset and fresh perspective."

Kool commented, "It is a privilege to join Aspen and serve alongside this accomplished Board of Directors. Aspen has tremendous growth opportunities ahead across multiple markets and industries, and I look forward to playing an active role on the Board as well as the Audit Committee and the Nominating, Governance and Sustainability Committee to assist the management team in maximizing its potential."

Separately, the Company is announcing the departure of Robert M. Gervis from Aspen's Board and all committees of the Board, effective November 1, 2022. "I want to take the opportunity to extend our sincere gratitude to Bob for his tremendous contributions to the Aspen Board over the past decade, including guiding us through the process of becoming a public company, chairing our Compensation and Leadership Development Committee, and serving as a valued member of our Nominating, Governance and Sustainability Committee," said William P. Noglows, Chairman of the Board. "We have appreciated his thoughtful leadership and wish him all the best in his future endeavors."

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. Aspen Battery Materials, the Company's carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. Aspen's Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform™ into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities. For more information, please visit www.aerogel.com.

CONTACT: Investor Relations Contact: Laura J. Guerrant-Oiye, VP, IR & Corporate Communications, Phone: (508) 691-1111 x 8, loiye@aerogel.com, Media Contact: Amy Damiano, VP, Marketing, Phone: (508) 691-1111 x 5, adamiano@aerogel.com